                                                                      EXHIBIT 12

                                PENNZOIL COMPANY

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDENDS -- PRO FORMA

                                                              FOR THE NINE
                                                              MONTHS ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                                  1998
                                                              -------------
                                                                 (DOLLAR
                                                                 AMOUNTS
                                                              EXPRESSED IN
                                                               THOUSANDS)
Income from continuing operations...........................    $ 53,169
Amortization of capitalized interest........................       6,153
Income tax provision........................................      21,084
Interest charges............................................     124,165
                                                                --------
Income before income tax provision and interest charges.....    $204,571
                                                                ========
Fixed charges...............................................    $134,126
                                                                ========

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS

Restated for the Discontinued Pennzoil Products Group
  Operations................................................        1.53
                                                                ========
Pro Forma...................................................        1.78
                                                                ========

        DETAIL OF INTEREST, FIXED CHARGES AND PRO FORMA ADJUSTMENT

Interest charges per Consolidated Statement of Earnings
  which includes amortization of debt discount, expense and
  premium...................................................    $124,337
Preferred stock dividends (grossed up to pretax, based on
  38% tax rate).............................................       5,147
Add: portion of rental expense representative of interest
  factor(1).................................................       4,642
                                                                --------
          Total fixed charges...............................    $134,126
Less preferred stock dividends..............................       5,147
Less interest capitalized per Consolidated Statement of
  Earnings..................................................       4,814
                                                                --------
          Total interest charges............................    $124,165
                                                                ========
Pro Forma Adjustments --
  Increase in income from continuing operations.............      12,378
  Increase in income tax....................................       7,587
  Decrease in interest charges per Consolidated Statement of
     Earnings which includes amortization of debt discount,
     expense and premium....................................      17,490
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(1) Interest factor based on management's estimates and approximates one-third of rental expense.